Exhibit 99.1

NEWS RELEASE

American Oil & Gas Reports 3rd Quarter 2007 Results
DENVER, November 8, 2007 — American Oil & Gas, Inc. (AMEX: AEZ) reports a net loss to common stockholders of $417,400 (loss of one cent per share, basic and diluted), for the quarter ended September 30, 2007, as compared to net loss to common stockholders of $1,533,894 (four cents per share, basic and diluted) for the corresponding quarter ended September 30, 2006. Revenues increased 261% from $216,347 to $780,963 while impairment expense decreased from $860,000 to zero.
For the nine-month period ended September 30, 2007, American reports a net loss to common stockholders of $1,977,842 (loss of five cents per share, basic and diluted), as compared to net income to common stockholders of $2,631,915 (seven cents per share, basic and diluted) for the corresponding nine-month period ended September 30, 2006. Included in net income for the nine-month period ended September 30, 2006 are $7,159,470 ($4.5 million after tax effect) in gains from the sale of working interests in oil and gas properties and $1,530,000 in service fee revenue.
During the quarter ended September 30, 2007, American sold 7,222 barrels of oil at an average price of $67.18, resulting in oil revenues of $485,185, and sold 51,345 Mcf of natural gas at an average price of $5.76 per Mcf, resulting in gas revenues of $295,778. During the corresponding quarter of the prior year, American sold 2,354 barrels of oil at an average price of $60.97, resulting in oil revenues of $143,520, and sold 11,187 Mcf of natural gas at an average price of $6.51 per Mcf, resulting in gas revenues of $72,827. During the nine-month period ended September 30, 2007, American sold 16,057 barrels of oil at an average price of $60.74, resulting in oil revenues of $975,279, and sold 102,060 Mcf of natural gas at an average price of $5.93 per Mcf, resulting in gas revenues of $605,274. During the corresponding nine-month period of the prior year, American sold 31,161 barrels of oil at an average price of $55.38, resulting in oil revenues of $1,725,630, and sold 40,977 Mcf of natural gas at an average price of $7.82 per Mcf, resulting in gas revenues of $320,602. The primary reasons for changes in production and revenues are (1) the sale on March 31, 2006 of American’s interest in the Big Sky oil-producing property that accounted for $1.5 million in oil revenues through March 31,2006 and (2) production in 2007 from new wells after September 30, 2006, in particular the Sims 15-26 well at Fetter, for which sales began in August 2007.
For the quarters ended September 30, 2007 and 2006, American’s general and administrative expenses were $969,845 and $963,992, respectively. For the nine-month periods ended September 30, 2007 and 2006, American’s general and administrative expenses were $3,271,647 and $2,795,311, respectively. The major changes in general and administrative expenses were a $157,000 increase in financial auditing costs, a $158,000 increase in investor relations and stockholder communications and a $102,000 increase in employee compensation arising from an increase in the number of employees.
At September 30, 2007, American had $23.9 million in working capital, $87.1 million of total assets, $1.1 million of current liabilities, long-term portion of deferred income taxes of $1.4 million and stockholders’ equity of $84.3 million. There are currently 46,261,559 common shares and 138,000 series AA convertible preferred shares outstanding.

Selected Financial and
Operating Data	Three Months Ended		Nine Months Ended
	9/30/07	9/30/06	9/30/07	9/30/06
FINANCIAL RECAP:
Revenues	$780,963	$216,347	$1,592,553	$3,576,232
Net (loss) income to common stockholders	$(417,400)	$(1,533,894)	$(1,977,842)	$2,631,915
Net income (loss) per common share-basic	$(0.01)	$(0.04)	$(0.05)	$0.07
Net income (loss) per common share-diluted	$(0.01)	$(0.04)	$(0.05)	$0.07
OPERATING DATA:
Net oil production (Bbl)	7,222	2,354	16,057	31,161
Oil revenues	$485,185	$143,520	$975,279	$1,725,630
Average oil price per Bbl	$67.18	$60.97	$60.74	$55.38

Net gas production (Mcf)	51,345	11,187	102,060	40,977
Natural gas revenues	$295,778	$72,827	$605,274	$320,602
Average gas price per Mcf	$5.76	$6.51	$5.93	$7.82
Barrels of oil equivalent sold (“BOE”)	15,780	4,219	33,067	37,991

Lease operating and production taxes	$213,708	$56,300	$466,444	$222,093
LOE and production taxes per BOE	$13.54	$13.35	$14.11	$5.85

Depreciation, depletion and amortization-oil and gas properties	$386,000	$132,000	$786,818	$740,639
DD&A per BOE	$24.46	$31.29	$23.79	$19.50

General and administrative expenses	$969,845	$963,992	$3,271,647	$2,795,311
Operationally, drilling and completion activities continue at American’s Fetter and West Douglas projects. Within the Fetter project, artificial fracture stimulation procedures are in process at the Sims 15-26H well, which will be followed by clean-up and additional production testing. At the Hageman 16-34HR well, drilling operations continue in the target Frontier formation where natural gas has been encountered and flowed to surface, resulting in controlled flares and occasional sales. At the Wallis 6-23 well, drilling operations continue toward the targeted total depth of approximately 13,000 feet. In the West Douglas project, completion operations are continuing at the State Deep 16-26 well.
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.
Contact:

Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184